Exhibit 99.1

ContraVir Expands Scientific Advisory Board to Focus on Seeking Curative Therapy for Hepatitis B

Appoints Four Renowned Hepatitis B Experts; Carol L. Brosgart, M.D., to Serve as Chair of the Board

Edison, NJ, July 18, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the expansion of its Scientific Advisory Board (SAB) with internationally recognized hepatitis B (HBV) experts that add significant scientific, clinical and industry expertise.  Current SAB member Carol L. Brosgart, M.D., has been appointed Chair of the SAB in support of ContraVir’s development of a potentially curative therapy for HBV.

“Curing hepatitis B is at the forefront of ContraVir’s research and business strategy,” stated John Sullivan-Bolyai, M.D., M.P.H., Chief Medical Officer of ContraVir. “Aligning the SAB with that goal is another important step toward achieving this vision.  The mechanisms of action of our two novel HBV drugs, CMX157 and CRV431, are distinct and complementary to each other.  As next-generation derivatives of proven antiviral compounds, each has demonstrated potentially best-in-class potency in vitro.  This higher potency could reduce the clinical doses, potentially enhancing safety. At the same time, we could maximize the opportunity to use CMX157 and CRV431 in combination with each other and/or additional molecules to potentially create the curative anti-HBV regimen we are all seeking.”

Dr. Brosgart, Clinical Professor of Medicine, Biostatistics and Epidemiology, University of California, San Francisco (UCSF), has had a distinguished career in clinical virology research and care, in academia, industry, and public health.  She has held a number of senior management positions in the medical and biotechnology community including Chief Medical Officer and Senior Vice President at Alios BioPharma, a number of senior management positions at Gilead Sciences Inc., including VP, Clinical Research during which time she oversaw the US and worldwide development and approval of Viread® and Hepsera® and VP, Public Health and Policy during which time she led domestic and global efforts to increase testing and linkage to care (TLC) for HIV and viral hepatitis B and C and to improve public health policy in these areas, and Senior Vice President and Chief Medical Officer at Children’s Hospital & Research Center in Oakland, California.  She has also served as a viral hepatitis advisor to both the CDC and DHSS in several roles including Senior Advisor on Science and Policy to the Division of Viral Hepatitis, member of CHAC (CDC/HRSA Advisory Committee on HIV, Viral Hepatitis and STD Prevention and Treatment), member of the OMH Viral Hepatitis Task Force and the PCORI Hepatitis Task Force.  Furthermore, she served on the IDSA Public Policy Committee and the AASLD Clinical and Public Policy Committee.

In addition to Dr. Brosgart, new appointees to the SAB include:

Jordan Feld, M.D., M.P.H., internationally recognized clinical and laboratory researcher in viral hepatitis at the University of Toronto, Toronto General Hospital Liver Center, University Health Network and McLaughlin-Rotman Centre for Global Health in Toronto, Canada;

Phillippe Gallay, Ph.D., accomplished researcher, cyclophilin expert, internationally recognized for his work on examining the molecular basis of HBV, HIV and HCV pathogenesis, Professor at The Scripps Research Institute in La Jolla, California.

Jörg Petersen, M.D., Ph.D., accomplished viral hepatitis researcher, author and editor of national and international treatment guidelines for HBV, Professor, Head of the Liver Unit and clinical researcher focused on viral hepatitis at IFI Institute at the Asklepios Klinik St. Georg Hamburg at University of Hamburg in Hamburg, Germany; and

Fabien Zoulim, M.D., Ph.D., accomplished researcher, internationally recognized for his leadership and major contributions to bridging basic scientific and clinical research in viral hepatitis, Professor of Medicine at Lyon University, Head of Hepatology Department at Hospices Civils de Lyon and Head of Viral Hepatitis Team at Cancer Research Center of Lyon in Lyon, France;

Nathaniel Katz, M.D. will remain as an advisor to the company in support of ContraVir’s ongoing Phase 3 study of FV-100 for shingles and the debilitating shingles-associated pain known as post-herpetic neuralgia (PHN).

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV.  ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686